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                                                                    EXHIBIT 4(C)

                MERCHANTS GROUP, INC.

                                               OPTION TO PURCHASE SHARES

            LOGO OF MERCHANTS GROUP, INC.

                                                      SPECIMEN
                                                      --------
                                                     COMMON STOCK

  Incorporated under the laws of the State of Delaware

            STOCK OPTION CERTIFICATE

This certifies that                   SPECIMEN
                   ----------------------------------------------------------

has the option to purchase ____________ shares of the common stock of Merchants Group, Inc. The exercise price of your option is $16.38 per share of common stock. Your option first becomes exercisable on June 1, 1996.

Your Stock Option is nontransferable and expires May 31, 1999

Dated June 1, 1994

- --------------------------------    -----------------------------------------
    Chief Financial Officer             Chairman of the Board

   This option is governed by the terms on the reverse side of this document.


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                  [Reverse Side of Stock Option Certificate]



1. Purpose. The purpose of the Option is to advance the interests of Merchants Group, Inc. (the "Company") by providing additional incentives to attract and retain qualified agents upon whose efforts the success of the Company is dependent.

2. Definitions. For the purposes of this Option, the following terms shall have the following meanings as indicated:

    (a) "Board" shall mean the Board of Directors of the Company.

    (b) "Common Stock" shall mean the shares of common stock, $ .01 par value, of the Company.

    (c) "Agent" shall mean an individual who is an agent in good standing of Merchants Insurance
                  Company of New Hampshire, Inc. or Merchants
                  Mutual Insurance Company.

3. Administration of Agreement. Any question relating to the interpretation of this Option or the holder's rights hereunder shall be conclusively determined by the Board.

4. Exercise of Options. The Option shall be exercisable in whole at any time from the date which is two (2) years from the date of grant through the Option Term (as hereinafter defined). No fractional shares of Common Stock shall be issued upon the exercise of an Option.

5. Recapitalization or Reorganization. The existence of this Option shall not effect in any way the right or power of the Board or the shareholders of the Company to make or authorize the adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

    The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the Board may, at its discretion, (1) in the event of an increase in the number of outstanding shares, proportionately increase the number of shares with respect to which this Option may be exercised and proportionately reduce the purchase price per share, and
(2) in the event of a reduction in the number of outstanding shares, proportionately decrease the number of shares with respect to which this Option may be exercised and proportionately increase the purchase price per share.

    Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason therefor shall be made with respect to, the number of shares of Common Stock subject to this Option or the exercise price thereof.

6. General Restrictions. Each Option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the granting of such Option or the issue or purchase of shares of Common Stock thereunder, such Option may not be exercised unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. In connection with the foregoing, the Company may, if it shall deem it necessary or desirable for any reason connected with any law or regulation or any governmental authority relating to the regulation of securities, require the Optionee to represent in writing to the Company that it is such person's then intention to acquire the Option or Common Stock issuable upon the exercise thereof for investment and not with a view to the distribution thereof. In such event no shares of Common Stock shall be issued to such person unless and until the Company, in connection with the foregoing, is satisfied with the accuracy of such representation. The certificates representing shares of Common Stock issued by the Company pursuant to the exercise of the Option may bear a legend describing the restrictions on resale thereof under applicable securities laws and stop transfer orders with respect to such certificates may be entered in the Company's stock transfer records.

7. Rights as a Shareholder. The holder of an Option shall have no rights as a shareholder with respect to any shares of Common Stock covered by the Option until the date of issuance of a stock certificate for such shares of Common Stock. Except as otherwise expressly provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

8. Option Term. The expiration date of this Option shall be five (5) years from the day prior to the date of grant.

9. Other Compensation. This Option shall be in addition to regular commissions paid to Agent.

10. Conditions of Exercise. This Option shall not be exercisable if Agent is no longer an agent in good standing of Merchants Insurance Company of New Hampshire, Inc. or Merchants Mutual Insurance Company at the time of exercise.

11. Non-Transferable Option. This Option may not be transferred to any other person or entity in any manner, whether by operation of law or otherwise. Any such transfer will render this Option null and void.

12. This Option shall be interpreted and enforced in accordance with the internal laws of the State of Delaware.

                         NOTICE OF EXERCISE OF OPTION

     The undersigned optionee elects to purchase the _____ shares of Common Stock of Merchants Group, Inc. which the undersigned is entitled to purchase in accordance with this Option. With this notice the undersigned delivers the following to Merchants Group, Inc. in full payment of the shares purchased:

   Exercise Price ($________ per share) x _____ shares purchased = Total Purchase Price of $__________

   Paid in:  $ __________ cash

             $ __________ certified bank check payable to Merchants Group, Inc.

Dated:
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                                               Signature of Optionee

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